Exhibit 99.1

Monroe Capital Corporation Announces $81.0 Million in New Originations for the Fourth Quarter of 2012

CHICAGO, Ill., January 11, 2013 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) today announced that it originated $81.0 million in new investment commitments during the fourth quarter ended December 31, 2012. Of these commitments, approximately $78.6 million were funded investments. These investments were made among 16 different portfolio companies and included one add-on investment with an existing borrower. Approximately 65.6% of the new funded investments were unitranche loans, 19.1% were senior secured investments, 14.9% were junior secured investments and 0.3% were equity securities. Overall, total funded investments in portfolio companies at par value increased by $66.7 million during the quarter ended December 31, 2012 after factoring in debt repayments. As of December 31, 2012, the Company’s portfolio consisted of approximately $134.3 million par value of funded investments among 28 different portfolio companies.

“December was a very active month for new originations, as many borrowers sought to complete transactions before the end of the year. Our pipeline remains robust and we expect continued strong deal flow in 2013,” commented Theodore L. Koenig, President and Chief Executive Officer of Monroe Capital Corporation.

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a private investment firm providing senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Kelly Holman
BackBay Communications
(212) 209-3844
Email: kelly.holman@backbaycommunications.com

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